Project Talent Discussion Materials Prepared for the Special Committee of the Board of Directors of Diversey Holdings, Ltd. March 3, 2023 Preliminary Draft Subject to Review and Significant Revision Exhibit (c)(xxiv)

Preliminary Draft Subject to Review and Significant Revision 5.87 6.34 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 4,500 4.00 4.50 5.00 5.50 6.00 6.50 7.00 7.50 8.00 8.50 9.00 9.50 10.00 10.50 11.00 11.50 12.00 12.50 13.00 13.50 14.00 2022-Jul-19 2022-Aug-19 2022-Sep-19 2022-Oct-19 2022-Nov-19 2022-Dec-19 2023-Jan-19 2023-Feb-19 Diamond Rolling 30D VWAP vs. Pearl’s Offers Premia Over Time 1 Diamond Rolling 30D VWAP Over Time (22-Jul – Current, $ per Share) Source: FactSet as of March 3, 2023, Pearl Offers Calculated Price Band @ Premiums to 30D VWAP 2023-Jan-11 Offer Premium of 60% (top of area) 2023-Feb-14 Offer Premium of 42% (line inside area) 2023-Feb-28 Offer Premium of 37% (bottom of area) +60% Diamond Share Price +48% 7.75 7.50 Implied Pearl’s Offer Premia $ per Share 2023-Jan-11 2023-Feb-07 2023-Feb-14 2023-Feb-28 Today Pearl’s Offers 7.50 7.75 7.90 7.95 Latest Offer 7.95 Closing Price Day Prior to Offer 4.91 6.05 5.79 5.83 Current Share Price 6.34 Calculated Premium 53% 28% 36% 36% Calculated Prem 25% 30D VWAP @ Time of Pearl’s Offer 4.68 5.25 5.56 5.82 Current 30D VWAP 5.87 Calculated Premium 60% 48% 42% 37% Calculated Prem 35% +53% vs 30 Day VWAP 11.00 Price per Share ($) Daily Shares Traded (‘000s) +42% 7.90 Rolling 30D VWAP +37% 7.95

Preliminary Draft Subject to Review and Significant Revision These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of Diversey Holdings, Ltd. (the “Company”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the Management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such Management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Disclaimer 2